EXHBIT 99

BOSTON BEER REPORTS RECORD THIRD QUARTER

VOLUME AND REVENUE

BOSTON, MA (11/6/07) -- The Boston Beer Company, Inc. (NYSE: SAM) posted record third quarter net revenue of $84.1 million, an increase of 10.9% over the same period last year. The net revenue increase in the third quarter was primarily driven by an 11.2% core shipment volume increase and an increase in revenue per barrel of approximately 4.8%. However, such increases were negatively impacted by a $3.9 million provision for a contingent excise tax liability related to a Federal Alcohol and Tobacco Tax and Trade Bureau (TTB) audit, which is currently ongoing. Third quarter earnings per diluted share decreased to $0.21 from $0.41 per diluted share for the third quarter of 2006. The impact of the provision for excise taxes related to the TTB audit was to reduce diluted earnings per share by $0.18. For the nine months ended September 29, 2007, net revenue increased by 17.6% to $249.5 million and the Company's earnings per diluted share were $1.07, a decrease of $0.03 compared to the same period of 2006, after taking into account both the $3.9 million or $0.18 per diluted share impact of the provision for excise taxes recorded in the third quarter of 2007 and the $3.7 million or $0.15 net of tax per diluted share write-off of capitalized brewery costs and other expenses related to the Company's Freetown, Massachusetts brewery project recorded primarily in the second quarter of 2007.

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As previously announced, the Company entered into a Contract of Sale with Diageo North America, Inc. for the purchase of Diageo's brewery in Lehigh Valley, Pennsylvania. The Company has now completed its due diligence on the Lehigh Valley Brewery and has paid into escrow the further deposit of $9 million called for by the Contract. Based on current plans, the Company anticipates taking control of operations of the brewery in June 2008.

Jim Koch, Chairman and Founder of the Company, commented, "We feel very positive about our third quarter depletions growth of 16% and the continuing strength of the craft beer category. This was our seventh successive quarter of double digit increases. We believe these results are driven by drinkers trading up to full flavored craft beers, the strength of our Samuel Adams brand and brand support, and increasing retailer and wholesaler support for the craft category and Samuel Adams. While the craft category continues to get more competitive, I believe that the quality and variety of distinct beers that Samuel Adams brews positions us well to compete in this challenging market, and the addition of the Lehigh, Pennsylvania Brewery should provide us with the capacity and capability to meet this demand."

Martin Roper, Boston Beer Company President and CEO, added, "Our third quarter depletions growth reflected double digit growth in the Samuel Adams brand family and low single digit growth in the Twisted Tea brand family. Our Samuel Adams brand continued to benefit from increased drinker interest, increased retailer support and the hard work of our wholesalers supporting our retail initiatives. We believe that our

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Samuel Adams brand health is being helped by our significant investment in media, sales force, point of sale materials and promotions. We intend to continue and increase this investment level in order to maintain our leading position." Mr. Roper continued, "As noted, the Twisted Tea brand family achieved low single digit growth in the quarter. We expect the alcoholic tea category to remain very competitive, but we are encouraged by Twisted Tea's resiliency and we plan to continue to invest in the Twisted Tea brand to improve our position. During the quarter, we recorded a provision for excise taxes arising from the TTB audit in the amount of $3.9 million due on our Twisted Tea shipments in 2006 and 2007. We are in the early stages of reviewing data produced by the TTB, and therefore, currently are unable to predict the ultimate outcome of this audit."

Bill Urich, Boston Beer Company CFO, said, "Our gross margin for the third quarter 2007 decreased to 51.2% from 57.3% in the third quarter last year, due primarily to the provision for excise taxes, higher package material and ingredient costs and the costs of the temporary shutdown of our Cincinnati brewery for maintenance during the third quarter. These costs were only partially offset by price increases and a favorable shift in package mix. Most of the cost pressures on package materials and ingredients are expected to continue during the remainder of the year. Excluding the impact of the provision for excise taxes and the temporary Cincinnati shutdown, gross margin for the quarter is essentially in line with the reported first half gross margin."

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Mr. Roper, commenting on the full year 2007 and 2008 prospects, said, "As a result of recording the provision for excise taxes, we have revised the range of our expected 2007 earnings. Our currently expected earnings range is $1.40 to $1.65, which takes into account the provision for the excise taxes and the write-off of the capitalized Freetown brewery costs we took in the second quarter, but does not include any potential additional negative impacts that might result from the TTB audit. Looking forward to 2008, we are facing significant cost pressures due to barley and hop markets tightening, which could impact cost of goods in 2008. We are attempting to mitigate these increases, but, given our craft brewing roots and commitment to the highest quality traditional ingredients, we are likely to experience higher cost increases than the larger brewers with whom we compete. This, coupled with continued increases in glass, freight and utilities costs, and the costs of executing the Lehigh Valley, Pennsylvania brewery acquisition, will likely create some further gross margin erosion in 2008 from the underlying levels of this year. Fortunately, we are experiencing a healthy price environment and have set targets for 2008 for 5% net price improvement to partially cover these cost increases and to allow for continued brand investments. Of course, there is no guarantee that we will be able to achieve these increases."

Commenting on the Company's brewery strategy, Mr. Roper continued, "We have completed our due diligence process with respect to the Lehigh Valley, Pennsylvania brewery, and have now paid into escrow a total deposit of $10 million. We expect to close on the purchase as scheduled in June 2008, barring any unforeseen circumstances.

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Between now and the closing, we expect to make certain capital improvements necessary to restart the brew house and to upgrade other portions of the facility, and we hope to have the brewery partially operational for our brands during the summer 2008. Based on our due diligence and continued growth, we have increased our total capital plan for this brewery over the next few years to current estimates of between $60 million and $110 million in addition to the previously announced purchase price of $55 million. When such investment has been completed, we should be able to brew and package over 1.4 million barrels of beer per year with potential for additional expansion. The exact impact of all these factors on our 2008 earnings is difficult to estimate, but we recognize that earnings growth could be challenging in 2008 given the cost pressures, Lehigh startup costs, and our commitment to continue to invest behind our brands at high levels. We expect to be able to make a better projection of the cost and earnings impacts of all these factors when we announce our full 2007 year end results."

3rd Quarter Results

For the 13-week period ended September 29, 2007, the Company recorded net revenue of $84.1 million, a 10.9% increase over the same period in 2006. Excluding the provision for excise taxes related to the TTB audit, net revenue per barrel for core products increased by 4.8%, primarily due to price increases maintained from the first quarter and lower returns as compared to the same period of 2006, offset by a shift in package mix from cases to kegs.

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Distributor sales of the Boston Beer brands to retail (depletions) totaled approximately 0.5 million barrels, an approximate 15.6% increase from the third quarter 2006. This increase was primarily a result of volume increases in Samuel Adams® Seasonals and Brewmaster's Collection, Samuel Adams Boston Lager®, and Sam Adams Light®. Twisted Tea® depletion volume increased slightly in the third quarter.

The Company believes inventories at wholesalers at the end of the third quarter were at appropriate levels.

The Company's net income of $3.2 million, or $0.21 per diluted share, for the three months ended September 29, 2007 was a decrease of $0.20 or $2.7 million compared to the same period last year primarily as a result of the provision for excise taxes, increases in cost of goods sold, selling and advertising expenses and general and administrative expenses, partially offset by increases in net revenue and a decrease in income taxes. Cost of goods sold increased by $8.6 million due primarily to volume increases, higher package material and ingredient costs and the costs of the temporary shutdown of the Cincinnati brewery for maintenance during the third quarter. Advertising, promotional and selling expenses increased by $3.0 million during the quarter as compared to the prior year, primarily due to increases in advertising and promotional costs and freight expenses to wholesalers. General and administrative costs increased by $1.2 million during the quarter as compared to the prior year, driven by salary and benefit costs. The reported effective tax rate of 35.4% for the third quarter decreased from the 2006 rate of 36.7%

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primarily due to a true-up of state income taxes based upon the settlement of a state income tax audit.

Year to Date Results

Core shipment volume for the nine month period ended September 29, 2007 was 1.4 million barrels, a 15.8% increase from the same period in the prior year.

Depletions increased by approximately 16.6% during the first nine months of 2007 compared to the same period last year primarily attributable to increases throughout the Samuel Adams® brand family.

The Company's net income of $15.7 million or $1.07 per diluted share, for the nine months ended September 29, 2007, was essentially flat with earnings of $15.7 million or $1.10 per diluted share for the same period last year, primarily as a result of an increase in net revenue, offset by increases in costs of goods sold, selling and advertising expenses, general and administrative expenses, the write-off of brewery costs and income taxes. Net revenue increased by $37.4 million, or 17.6%, during the first nine months of 2007 as compared to the first nine months of 2006, due to the increase in core shipment volume and a 1.7% increase in net revenue per barrel for core products. The increase in net revenue per barrel for core products is due to price increases offset by the provision for excise taxes related to the TTB audit and a shift in package mix from cases to kegs. Cost of goods sold increased by $24.4 million due primarily to volume increases, higher

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package material and ingredient costs and the increase in other processing costs at our Cincinnati brewery. Advertising, promotional and selling expenses increased by $7.4 million during the first nine months as compared to the prior year, primarily due to increases in advertising and promotional costs, freight expenses to wholesalers and salary and benefit costs. General and administrative costs increased by $2.3 million during the first nine months as compared to the prior year, driven by salary, benefit and stock compensation costs. The $3.4 million write-off of capitalized costs in the second quarter relates to the Freetown, Massachusetts brewery project as entering into the Contract of Sale with Diageo North America, Inc. for the brewery owned by Diageo in Lehigh Valley, Pennsylvania significantly reduced the likelihood of proceeding with the construction of a new brewery in Freetown. The reported effective tax rate for the first nine month period increased to 40.3% from the 2006 rate of 38.5% due to a true-up of federal income taxes offset partially by the settlement of a state income tax audit.

Other matters

Shipments and orders in-hand suggest that core shipments for the year ending December 29, 2007 appear to be up approximately 15% as compared to the same period in 2006. Actual shipments may differ, however, and no inferences should be drawn with respect to shipments in future periods. October year-to-date depletions are estimated to be up approximately 17% over 2006.

As previously reported, the Company has entered into a Contract of Sale to purchase from Diageo North America, Inc. a brewery located in Lehigh Valley, Pennsylvania for

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$55 million. The Company has completed the due diligence phase and has identified a range of capital projects which it estimates could cost between $60 million and $110 million. The Company intends to make the immediate investments necessary to upgrade the facility to accomplish summer 2008 brewing and to evaluate the justification and timing for the remainder of the projects, many of which are likely to be completed over the next few years. Until this evaluation is complete, the exact costs and timing of these investments is impossible to estimate, and the actual projects required may exceed these estimates. The Company intends to proceed with the purchase. The Company had previously been assessing the viability of constructing a brewery in Freetown, Massachusetts, but as the probability of proceeding on this site has decreased due to entering into the Contract of Sale with Diageo for the Lehigh Valley, Pennsylvania brewery, the Company in the second quarter of 2007 determined that it was appropriate to write off $3.4 million, the amount capitalized to date on the Massachusetts brewery project. In August 2007, the Company purchased the land in Freetown, Massachusetts for $6.0 million in case the result of the due diligence on the Lehigh Valley, Pennsylvania brewery proved unsatisfactory, and now intends to evaluate appropriate uses for this land given the Company's decision to proceed with the Lehigh Valley, Pennsylvania Brewery purchase.

During the second quarter, the Company began brewing and packaging some of its beer in Latrobe, Pennsylvania under an agreement with a wholly-owned subsidiary of City Brewing Company, LLC. The Company has invested in Latrobe to upgrade the brewery to provide for Samuel Adams' traditional brewing process, use of proprietary yeasts and extended aging time, and beer bottling and kegging. During this past summer, the

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Company experienced some issues at the brewery it owns in Cincinnati, Ohio. These issues were caused, at least in part, by the extensive demand on this facility created by the Company's growth. These issues added costs, produced service levels below the Company's expectations, presented challenges for maintaining the facility to the Company's quality standards, and in some cases required the Company to hold or destroy product which did not meet these standards. During the third quarter, the Company shut the brewery down for preventative maintenance and process improvements, incurring unplanned costs. The Company anticipates making further investments in the Cincinnati, Ohio brewery over the next three years to ensure a more reliable, efficient operation.

During the third quarter, the TTB performed a routine audit of the Company's Cincinnati brewery. While the Company has not been formally notified of the TTB's findings, the TTB has shared some initial analysis that leads the Company to anticipate that the TTB will dispute the Company's regulatory and tax treatment of certain of its 2006 and 2007 Twisted Tea shipments. The Company believes that the TTB could assert that these shipments were not classified consistent with TTB regulations that took effect January 1, 2006. Based on the Company's analysis to date, it believes that most of its Twisted Tea shipments were in compliance with applicable regulations. The Company expects to enter into discussions with the TTB regarding the differences in the methodologies used to ascertain regulatory compliance. It is not possible to determine the ultimate outcome of this issue at this time, but based on information available to it, the Company currently estimates that the likely range of potential expense at this time is between $3.9 million

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and $9.3 million after considering amounts the Company has previously paid. Due to the early stage of this analysis, the ultimate outcome could materially differ from the Company's estimate. As a result of information collected to date and its assessment of likely outcomes, the Company has recorded a provision of $3.9 million in its September 29, 2007 financial statements as a contingent liability for this matter. During the third quarter, the Company modified its processes to ensure that Twisted Tea will satisfy both approaches to determining compliance with the regulations going forward. Twisted Tea shipments were only minimally interrupted during the quarter.

The Company now expects 2007 earnings per diluted share to be between $1.40 and $1.65, after accounting for the asset write-off in the second quarter, the provision for the excise taxes related to the TTB audit and including expenses related to the purchase of the Lehigh Valley, Pennsylvania brewery, but absent any significant change in currently planned levels of brand support and not including any additional provisions related to the TTB audit. The Company's ability to achieve this type of earnings growth in 2007 is dependent on its ability to continue to achieve its targets for volume, pricing and costs.

The Company now expects total capital expenditures in 2007 to be between $35 million and $48 million, primarily driven by the purchase and capital requirements of the Lehigh Valley, Pennsylvania brewery, and the need to purchase additional kegs to support its draft business. Keg purchases are higher than planned due to faster volume growth rates, higher cooperage costs, and potentially higher keg losses. This revised estimate also includes the purchase of the land in Freetown, Massachusetts, additional required

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investments in the Cincinnati, Ohio Brewery and an investment of between $3 million and $4 million in the Latrobe, Pennsylvania brewery to support the restarting of the historic brew house and modifications to accommodate the Company's beers.

Based on current known information, the Company is facing overall production cost increases in 2008 of between 10% and 14% over full year 2007. These increases are driven primarily by malt and barley cost increases, glass cost increases driven by energy costs and the costs of executing the startup of the Lehigh Valley, Pennsylvania brewery. These cost increases will be somewhat offset by price increases, but the Company anticipates that 2008 gross margin could be down 2 to 4 percentage points below full year 2007. The Company continues to pursue cost savings initiatives and pricing opportunities and hopes to preserve its economics to allow for continued support of its brands with appropriate investment in order to grow volume and earnings.

The Company currently estimates total capital expenditures in 2008 to be between $90 million and $130 million, most of which relates to investments in the Lehigh Valley, Pennsylvania brewery and includes $45 million in purchase price due under the Contract of Sale in 2008. The wide range is indicative of the multi-year capital plan for that Brewery and some uncertainty that the Company will complete all the anticipated projects in 2008, and the actual amount spent could be different from these estimates. This amount is exclusive of any other major investments that result from the Company's evaluation of its long term production strategy. The Company's capital investment would be significantly higher if other major brewery investment projects were initiated.

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During the three months ended September 29, 2007, the Company did not repurchase any of its Class A Common Stock. Through November 2, 2007, the Company has repurchased a cumulative total of approximately 7.8 million shares of its Class A Common Stock for an aggregate purchase price of $92.6 million, and had $7.4 million remaining on the $100.0 million share buyback expenditure limit set by the Board of Directors. As of November 2, 2007, the Company had 10.3 million shares of Class A Common Stock and 4.1 million shares of Class B Common Stock outstanding.

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father's attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews more than 21 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world's finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the "extreme beer" movement, where it seeks to challenge drinkers' perceptions of what beer can be. The Boston Beer

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Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its single focus. While Samuel Adams is the country's largest-selling craft beer, it accounts for only about one-half of one percent of the U.S. beer market. For more information, please visit www.samueladams.com.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including, but not limited to, the Company's report on Form 10-K for the years ended December 30, 2006 and December 31, 2005. Copies of these documents may be found on the Company's website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Tuesday, November 6, 2007

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THE BOSTON BEER COMPANY, INC.
Financial Results
(In thousands, except per share data)

Operating Results:
(unaudited)		(unaudited)
Three Months Ended		Nine Months Ended

September 29,	September 30,	September 29,	September 30,
2007	2006	2007	2006

Barrels sold	476	432	1,379	1,196

Revenue	$97,158	$83,864	$279,193	$234,237
Less excise taxes	13,014	7,997	29,733	22,149

Net revenue	84,144	75,867	249,460	212,088
Cost of goods sold	41,028	32,397	113,284	88,888

Gross profit	43,116	43,470	136,176	123,200
Operating expenses:
Advertising, promotional and selling expenses	32,956	29,913	92,082	84,659
General and administrative expenses	6,567	5,374	17,995	15,681
Write-off of brewery costs	-	-	3,443	-

Total operating expenses	39,523	35,287	113,520	100,340

Operating income	3,593	8,183	22,656	22,860
Other income, net:
Interest income	1,162	874	3,201	2,173
Other income, net	165	271	504	502

Total other income, net	1,327	1,145	3,705	2,675

Income before provision for income taxes	4,920	9,328	26,361	25,535
Provision for income taxes	1,743	3,420	10,625	9,820

Net income	$ 3,177	$ 5,908	$ 15,736	$ 15,715

Net income per common share - basic	$ 0.22	$ 0.43	$ 1.11	$ 1.13

Net income per common share - diluted	$ 0.21	$ 0.41	$ 1.07	$ 1.10

Weighted-average number of common
shares - basic	14,235	13,865	14,186	13,880

Weighted-average number of common
shares - diluted	14,789	14,351	14,688	14,330

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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Consolidated Balance Sheets:
(in thousands, except share data)
	(unaudited)
	September 29,	December 30,
	2007	2006

Assets
Current Assets:
Cash and cash equivalents	$71,580	$63,147
Short-term investments	19,425	19,223
Accounts receivable, net of allowance for doubtful accounts
of $266 and $215 as of September 29, 2007 and December
30, 2006, respectively	20,941	17,770
Inventories	18,980	17,034
Prepaid expenses and other assets	4,217	2,721
Deferred income taxes	667	667

Total current assets	135,810	120,562

Property, plant and equipment, net	41,249	30,699
Other assets	3,110	1,837
Goodwill	1,377	1,377

Total assets	$181,546	$154,475

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$17,900	$17,942
Accrued expenses	26,851	22,928

Total current liabilities	44,751	40,870
Deferred income taxes	1,494	1,494
Other liabilities	3,204	3,522

Total liabilities	49,449	45,886

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares
authorized; 10,270,453 and 9,992,347 issued and
outstanding as of September 29, 2007 and December 30,
2006, respectively	103	100
Class B Common Stock, $.01 par value; 4,200,000 shares
authorized; 4,107,355 issued and outstanding	41	41
Additional paid-in capital	87,927	80,158
Accumulated other comprehensive loss, net of tax	(197)	(197)
Retained earnings	44,223	28,487

Total stockholders' equity	132,097	108,589

Total liabilities and stockholders' equity	$181,546	$154,475

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Consolidated Statements of Cash Flows:
(in thousands)
	(unaudited)
	Nine Months Ended

	September 29,	September 30,
	2007	2006

Cash flows provided by operating activities:
Net income	$15,736	$15,715
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	4,704	3,601
Write-off of brewery costs	3,443	-
Loss (gain) on disposal of property, plant and equipment	23	(14)
Bad debt expense	51	135
Stock-based compensation expense	2,099	1,409
Excess tax benefit from stock-based compensation
arrangements	(2,000)	(1,425)
Purchases of trading securities	(30,395)	(30,929)
Proceeds from sale of trading securities	30,193	34,725
Changes in operating assets and liabilities:
Accounts receivable	(3,222)	(9,488)
Inventories	(1,946)	(2,120)
Prepaid expenses and other assets	(524)	(1,417)
Accounts payable	(42)	2,739
Accrued expenses	5,923	9,172
Other liabilities	(318)	1,322

Net cash provided by operating activities	23,725	23,425

Cash flows used in investing activities:
Purchases of property, plant and equipment	(18,618)	(7,704)
Proceeds from disposal of property, plant and equipment	5	42
Deposits and costs related to proposed brewery acquisition	(2,124)	-

Net cash used in investing activities	(20,737)	(7,662)

Cash flows provided by (used in) financing activities:
Repurchase of Class A common stock	-	(5,288)
Proceeds from exercise of stock options	3,232	3,332
Excess tax benefit from stock-based compensation
arrangements	2,000	1,425
Net proceeds from sale of investment shares	213	148

Net cash provided by (used in) financing activities	5,445	(383)

Change in cash and cash equivalents	8,433	15,380

Cash and cash equivalents at beginning of period	63,147	41,516

Cash and cash equivalents at end of period	$71,580	$56,896

Supplemental disclosure of cash flow information:
Income taxes paid	$12,164	$5,231

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